AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended September 30, 1995





                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        ($ in millions, except share data)

                                                        Nine Months Ended
                                                          September 30,
                                                       1995           1994
Primary:

   Net income available to common stock .......           $ 536         $ 478

   Average shares outstanding
     Common shares ............................     204,829,566   210,446,874
     Assumed exercise of stock options ........         417,716       264,408

       Total ..................................     205,247,282   210,711,282

   Net income per share .......................           $2.61         $2.27


Fully Diluted:

   Net income .................................           $ 536         $ 478
   Plus:  Net dividends on convertible
     preferred securities of subsidiary .......               3             -

       Net income available to common stock ...           $ 539         $ 478


   Average shares outstanding
     Common shares ............................     204,829,566   210,446,874
     Assumed exercise of stock options ........         593,235       264,408
     Assumed conversion of preferred
       securities of subsidiary ...............       2,745,677             -

       Total ..................................     208,168,478   210,711,282

   Net income per share .......................           $2.59         $2.27
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